UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2008

Silicon Mountain Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-11284	84-0910490
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4755 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 938-1155

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 12, 2008, Silicon Mountain Holdings, Inc. (the “Registrant”) entered into a Subscription Agreement (the “Subscription Agreement”) with MemoryTen, Inc. (the “Subscriber”) and LV Administrative Services, Inc., solely as administrative and collateral agent to the Laurus/Valens Funds (as defined in the Subscription Agreement). Pursuant to the Subscription Agreement, the Subscriber has agreed to convert $500,000 of outstanding accounts receivable owing from the Registrant into shares of the Registrant’s common stock at a price of $1.23 per share (before giving effect to the two-for-one stock split announced by the Registrant on August 13, 2008). In addition, the Subscriber agreed to purchase 406,504 additional shares of the Registrant’s common stock (before giving effect to such stock split) by providing the Registrant with $500,000 of additional inventory. Thereafter, until December 31, 2013, the Registrant has agreed to issue a warrant to purchase 150,000 shares of the Registrant’s common stock at an exercise price of $1.00 per share (each before giving effect to such stock split) as additional consideration for each $500,000 of inventory sold by the Subscriber to the Registrant.

In addition, the Subscriber will have the right to acquire the Memory Component Distribution Business (as defined in the Subscription Agreement) of the Registrant under certain circumstances such as bankruptcy or the proposed sale of the Memory Component Distribution Business.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01.	In connection with this transaction the Registrant relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as the Subscriber is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is filed as part of this Report:

10.1	Subscription Agreement dated August 12, 2008 by and among Silicon Mountain Holdings, Inc., MemoryTen, Inc. and LV Administrative Services, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON MOUNTAIN HOLDINGS, INC.

Signature:		/s/ Rudolph (Tré) Cates, III
	Name:	Rudolph (Tré) A. Cates, III
	Title:	President & Chief Executive Officer

Dated: August 15, 2008

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Subscription Agreement dated August 12, 2008 by and among Silicon Mountain Holdings, Inc., MemoryTen, Inc. and LV Administrative Services, Inc.